EXHIBIT 99

Contact:	Mark Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY REPORTS PROFITS IN FIRST QUARTER

BATON ROUGE, LOUISIANA (October 23, 2001) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced operating results for its quarter ended September 30, 2001. The Company reported net income before extraordinary items of $1.2 million, or $0.11 per share, for the quarter compared to a net loss of $1.9 million, or $(0.18) per share, in the same quarter last year. The Company previously announced that it had retired $9.4 million of its long-term debt during the quarter, resulting in an extraordinary charge to its earnings. The charge, primarily for the write-off of unamortized deferred financing costs, was $1.1 million. Net income for the quarter, after the effect of the extraordinary charge, was $91,000, or $0.01 per share. Net income for the first quarter last year included cafeteria-closing and impairment charges of $0.8 million, or $0.06 per share after-tax.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) were up $2.6 million over the same quarter last year. The improvements in earnings and EBITDA are primarily the results of: (1) improving labor efficiencies, (2) closing non-performing cafeterias, and (3) reduction in corporate overhead due to management restructuring completed in the fourth quarter of fiscal 2001 and were more than sufficient to offset increases in employee benefit expenses.

The Company's net sales for the first quarter were $97.2 million, compared with $109.6 million for the same period in 2000, a decline of 11.3% primarily due to fewer cafeterias operating in 2001 as compared with the same period in 2000. Same-store sales also decreased 4.9%, compared to a 5.7% decline in the fourth quarter of 2001.

The Company also announced today that the New York Stock Exchange (NYSE) has accepted the Company's proposed plan to attain compliance with the NYSE's continued listing standards. As a result, subject to the quarterly monitoring of the Company's progress in achieving its interim and ongoing objectives by the Listings and Compliance Committee of the NYSE, the Company's common stock will continue to be traded on the NYSE. As previously announced on September 24, 2001, the Company had been notified by the NYSE that it had fallen below the NYSE's continued listing criteria relating to total market capitalization and total equity. The Company has until February 8, 2003, to reestablish compliance with the continued listing standards.

Ronald LaBorde, Chairman and Chief Executive Officer, commented, "We have made significant changes in our organization in 2001. We restructured our management team, added new leaders, closed unprofitable operations, and developed a new strategic plan that we are beginning to implement. We're laying a foundation for the future and are encouraged by our initial results. While the operational efficiencies we achieved in the quarter are extremely important, we remain focused on building sales. During the second quarter we will launch a major system-wide advertising and marketing campaign designed to increase guest traffic."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 215 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company go to our website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

PICCADILLY CAFETERIAS, INC.
Statements of Operations (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended September 30,

	2001		2000

Net sales		$97,190		$109,555
Costs and expenses:
Cost of sales		54,835		64,997
Other operating expense		36,222		40,533
Provision for cafeteria impairments and closings		---		540
General and administrative expense		2,852		3,807
Amortization and writeoff of goodwill		---		414
Interest expense		2,177		2,195
Other expense (income)		(89)		(106)

		95,997		112,380

Income (loss) before income taxes and extraordinary charge		1,193		(2,825)
Provision for income taxes (benefit)		---		(892)

Income (loss) before extraordinary charge		1,193		(1,933)
Extraordinary charge -- loss on early retirement of debt		1,102		---

Net Income (loss)		$91		$(1,933)

Weighted average number of shares outstanding		10,511		10,504

Net income (loss) per share before extraordinary charge -- basic and assuming dilution		$.11		$(.18)
Extraordinary charge per share - loss on early retirement of debt		(.10)		---

Net income (loss) per share - basic and diluted		$.01		$(.18)

Cash dividends per share	$	---	$	---

PICCADILLY CAFETERIAS, INC.
Condensed Balance Sheets (Unaudited)
(Amounts in thousands)

Balances at	September 30, 2001	June 30, 2001

ASSETS
Current Assets
Cash and cash equivalents	$5,998	$851
Inventories	11,653	12,232
Deferred income taxes	4,289	4,289
Receivables and other	1,713	2,115

Total Current Assets	23,653	19,487
Property, Plant and Equipment, net	106,160	120,565
Goodwill, net	4,509	4,509
Other Assets	12,460	14,017

Total Assets	$146,782	$158,578

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,226	$10,163
Accrued salaries, benefits and related taxes	18,022	18,396
Other accrued expenses	11,429	10,143

Total Current Liabilities	38,677	38,702
Notes Payable, net of unamortized discount	46,667	54,976
Deferred Income Taxes	4,289	4,289
Reserve for Cafeteria Closings	6,110	8,469
Other Noncurrent Liabilities, less current portion	7,700	8,891
Shareholders' Equity	43,339	43,251

Total Liabilities and Shareholders' Equity	$146,782	$158,578